December 19, 2005

BOARD OF DIRECTORS

SOVEREIGN EXPLORATION ASSOCIATES

INTERNATIONAL, INC.

RE:    RESIGNATION

Dear Fellow Board Members:

The undersigned, Kevin L. Smith, currently a member of the Board of Sovereign Exploration Associates International Inc., a Utah corporation, submits this as my letter of resignation and I do therefore resign from the Board of the Company.

I am currently owned $1500.00 in unpaid compensation and this resignation is not a release or waiver of any amounts owed.

                                                                                                Sincerely,

                                                                                                /s/ Kevin L. Smith

                                                                                                Kevin L. Smith